EXHIBIT 99.1

BOVIE MEDICAL CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2016 RESULTS

-Record Full Year Sales Increased 24% Reflecting Strong Growth in Each Key Product Group-
-Significant Gross Margin Expansion Driven By Favorable Product Mix-

Fourth Quarter Highlights

▪	Total revenue increased 14.5% to $9.5 million

▪	Gross margin expanded 850 basis points to 50.9%

▪	J-Plasma® revenues were $970,000, up 178.7% year-on-year

▪	Signed global sales channel partnership for Bovie’s PlazXactTM ablator effective March 2017

Full Year 2016 Highlights

•	Total revenue increased 24.1% year-over-year to $36.6 million

•	Gross margin expanded 640 basis points to 48.9%

•	J-Plasma revenues increased 167.3% to $3.5 million, up from $1.3 million in 2015

•	Total operating expenses as a percent of revenue declined 690 basis points to 59.3%

▪	Operating loss narrowed to $3.8 million from $7.0 million in 2015

Company Expects 2017 to be Another Year of Double-Digit Revenue Growth

CLEARWATER, FL — MARCH 9, 2017 - Bovie Medical Corporation (NYSEMKT:BVX), a maker of medical devices and supplies and the developer of J-Plasma®, a patented new surgical product, today announced financial results for the fourth quarter and full year ended December 31, 2016.

Management Comments

“The fourth quarter represented a strong finish to an excellent year for Bovie Medical,” said Robert L. Gershon, Chief Executive Officer. “Fourth quarter core product revenues increased 0.3% year-on-year; our OEM business was up 131.5%; and J-Plasma® sales increased 179%. Importantly, our direct sales force was responsible for virtually all of J-Plasma’s fourth quarter sales.

“Favorable product mix and operating efficiencies continued to result in significant year-over-year gross margin expansion in the fourth quarter. Operating expenses were higher compared to 2015, but similar to third quarter 2016 levels. Year-over-year spending increases were primarily linked to higher sales commissions and compensation, increased R&D spending including for J-Plasma® clinical studies, and the addition of customer-facing personnel to support our future growth.

“Full year 2016 revenue performance exceeded our expectations due to strong demand trends across our key product categories. Specifically, sales of core products increased 6.6% significantly ahead of the industry average, benefiting from Bovie brand recognition. OEM executed effectively in responding to exceptional in-bound demand from the industry’s largest manufacturers.

“J-Plasma® sales for 2016 were 167.3% higher than last year, reflecting greater awareness and use of the product in gynecology, gynecologic oncology, and plastic surgery. In 2016, the volume of handpieces grew 127% year-over-year, a clear indication of increased adoption of the product,” Mr. Gershon noted.

Fourth Quarter 2016 Results

Fourth quarter revenue increased 14.5% to $9.5 million from $8.3 million in the fourth quarter of 2015. Revenue benefited from sales growth across all product categories. J-Plasma® revenue accounted for 10.2% of total sales, up from 4.2% in the same period of the prior year.

Gross margin increased 850 basis points to 50.9% compared with 42.4% in the fourth quarter of 2015, reflecting an increased proportion of sales coming from the higher margin OEM and J-Plasma® products.

Total operating expenses were $5.9 million in the fourth quarter compared to $4.9 million in the fourth quarter of 2015. The increase in both dollar terms and as a percentage of sales primarily reflects the company’s increase in headcount to support a growing and larger organization as well as higher commissions and bonus accruals. Research & Development costs increased 8.0% year-over-year, but declined as a percentage of sales as the company continues to leverage its past investments.

Net loss from operations was $1.0 million compared with $1.4 million in the same period of the prior year. Net loss attributable to common shareholders was $0.5 million or $0.04 per dilutive share which includes the dilutive effect of a non-cash gain of $620,000 on the revaluation of derivative warrants, compared with a net loss of $1.4 million or $0.05 per dilutive share.

Full Year 2016 Results

Full year 2016 revenue increased 24.1% to $36.6 million from $29.5 million in 2015. Revenue benefited from sales growth across all product categories. J-Plasma® revenue accounted for 9.5% of total sales, up from 4.4% in the prior year.

Gross margin increased 640 basis points to 48.9% compared with 42.5% in the fourth quarter of 2015, reflecting an increased proportion of sales coming from the higher margin OEM and J-Plasma® products.

Total operating expenses were $21.7 million or 59.3% of revenue in 2016 compared to $19.5 million or 66.2% in 2015, a decrease of 690 basis points. The decrease as a percentage of sales reflects improved utilization of resources as we increase in dollar terms, headcount to support a growing and larger organization as well as higher commissions and bonus accruals. Research & Development costs increased 21.2% year-over-year, but declined as a percentage of sales as the company continues to leverage its past investments.

Net loss from operations was $3.8 million compared with $7.0 million in 2015. Net loss attributable to common shareholders was $3.95 million or $0.15 per diluted share, which included the dilutive effect of a non-cash gain of $64,000 on the revaluation of derivative warrants, compared with net income of $8.4 million, or $0.24 per share, which included the benefit from a gain on the conversion of warrants and preferred shares of $14.0 million and the gain on the revaluation of derivative warrants of $1.8 million or $0.64 per diluted share in 2015.

Balance Sheet and Cash Flow

The Company had unrestricted cash and cash equivalents of $14.5 million at December 31, 2016, inclusive of the net proceeds of its November 2016 equity offering. This compares to cash and cash equivalents of $11.8 million at December 31, 2015. Cash utilized in operations in 2016 was $2.8 million, down from $5.8 million in the same period of the prior year. Working capital was $21.3 million, up from $17.9 million at year end 2015.

Subsequent Developments/News

▪
In January 2017, the Company announced that it has entered into a global sales channel partnership agreement for its PlazXact™ Ablator with CONMED, which will be marketed as the UltrAblator Bipolar® series commencing March 2017. This partnership builds on one element of Bovie’s growth strategy, namely to use economically viable sales channel partnerships to scale its advanced energy products.

▪
Also in January, the Company announced the appointment of Dr. Dennis S. Chi, a renowned gynecologic oncology surgeon, to its Medical Advisory Board (MAB). As Deputy Chief and Head of Ovarian Cancer Surgery at Memorial Sloan Kettering Cancer Center, Dr. Chi specializes in using the most advanced minimally invasive surgical techniques to treat cervical, uterine and ovarian cancer and has received numerous accolades over his 20-year career.

▪
Bovie also announced that Dr. Vipul Patel, a world-renowned urologist and leader in robotic surgery, is close to completing his clinical study of J-Plasma®, with over 90% of the designated patient population already enrolled. Dr. Patel is examining the benefits of using J-Plasma® for pelvic lymph node dissection. Dr. Patel’s study will determine whether more precise tools, such as J-Plasma®, could significantly reduce the formation of lymphoceles, a common post-surgical side complication.

The addition of Dr. Chi brings Bovie’s Medical Advisory Board to five members, representing specialties which include urology, gynecology, cardiac surgery, thoracic surgery, and gynecologic oncology.

Summary and Outlook

“We expect 2017 to be another year of double-digit revenue growth for Bovie Medical, driven by a substantial increase in J-Plasma® sales, and supported by mid-to high-single digit growth in core products and a return to more normalized levels of OEM revenues. These expectations are based on our current sales channels, notably Bovie’s sales force, our sales channel partnerships, and our distribution network.”

“In 2017, we intend to optimize the commercialization potential of J-Plasma® through several initiatives. Specifically, we are launching new product configurations for laparoscopic and robotic surgical procedures. These new configurations will have the Bovie Cool Coag™ technology. Cool Coag™ provides the flexibility to deploy cold plasma, thermal plasma or monopolar in one device, giving the surgeon ultimate control and precision along with different coagulation tissue effects. Also, we will be proceeding with additional clinical studies in oncology, gynecologic oncology and plastic surgery, and pursuing a very targeted multi-specialty strategy guided by our Medical Advisory Board members. We have the manufacturing capacity, R&D capability and administrative infrastructure to support a substantial rise in revenues without a significant increase in expenses. By adopting a balanced go-to-market strategy that utilizes both the Bovie sales force and complementary sales channel partnerships, we believe we can continue to leverage our cost structure as we broaden adoption of J-Plasma®,” concluded Mr. Gershon.

Conference Call Details

The Company’s management will host a conference call on Thursday, March 9, 2017 at 4:30pm Eastern Time to discuss the latest financial results and corporate developments. Following management’s prepared remarks, there will be a question and answer session.

To listen to the call by phone, interested parties within the U.S. should call 888-419-5570. International callers should call 617-896-9871. Participants should ask for the Bovie Medical Corporation Call. The conference call will also be available through a live webcast at Bovie Medical Corporation’s website or at http://www.investorcalendar.com/IC/CEPage.asp?ID=175614

A replay of the call will be available approximately two hours after the end of the call through April 9, 2017. The replay can be accessed via Bovie Medical Corporation’s website or by dialing 877-481-4010 for U.S. callers or 919-882-2331 for International callers and using the replay access code 10230.

Investor Relations Contact
MBS Value Partners
Lynn Morgen/Jane Searle
212-750-5800
investor.relations@boviemed.com

About Bovie Medical Corporation

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented plasma-based surgical product for cutting and coagulation. J-Plasma® utilizes a helium ionization process to produce a stable, focused beam of ionized gas that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company's own well-respected brands (Bovie®, IDS™, ICON™ and DERMTM) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company's current and new products, please refer to the Investor Relations section of Bovie Medical Corporation at www.boviemed.com.

Use of Non-GAAP Financial Measures

In this press announcement, management has disclosed financial measurements that present financial information not in accordance with Generally Accepted Accounting Principles (GAAP). These measurements are not a substitute for GAAP measurements, although company management uses these measurements as aids in monitoring the company's ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against other medical technology companies. Adjusted non-GAAP gross margin, adjusted non-GAAP income from operations, adjusted non-GAAP net income and adjusted non-GAAP income per diluted share measure the gross margin, income from operations, net income and income per diluted share of the company excluding unusual items. Management uses and presents these measures because management believes that such adjustments facilitate an understanding of the financial impact of unusual items on the company's short- and long-term financial trends. Management also uses adjusted non-GAAP items to forecast and to evaluate the operational performance of the company, as well as to compare results of current periods to prior periods on a consistent basis.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly-titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Cautionary Statement on Forward-Looking Statements

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company's filings with the Securities and Exchange Commission including the Company's Report on Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Q filings. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

BOVIE MEDICAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Sales	$9,494	$8,295	$36,627	$29,520
Cost of sales	4,664	4,781	18,712	16,963
Gross profit	4,830	3,514	17,915	12,557
Other costs and expenses:
Research and development	676	626	2,618	2,160
Professional services	441	413	1,486	1,484
Salaries and related costs	2,546	1,733	9,038	7,482
Selling, general and administrative	2,211	2,095	8,565	8,417
Total other costs and expenses	5,874	4,867	21,707	19,543
Loss from operations	(1,044)	(1,353)	(3,792)	(6,986)
Interest expense, net	(35)	(40)	(158)	(158)
Change in fair value of derivative liabilities, net	620	—	64	1,799
Total other (expense) income, net	585	(40)	(94)	1,641
Loss before income taxes	(459)	(1,393)	(3,886)	(5,345)
Income tax expense	64	17	64	25
Net loss	$(523)	$(1,410)	$(3,950)	$(5,370)
Accretion on convertible preferred stock	—	—	—	(222)
Gain on conversion of warrants and preferred shares, net	—	—	—	13,956
Net (loss) income attributable to common shareholders	$(523)	$(1,410)	$(3,950)	$8,364

(Loss) income per share attributable to common shareholders
Basic	$(0.02)	$(0.05)	$(0.14)	$0.34
Diluted	$(0.04)	$(0.05)	$(0.15)	$0.24

Weighted average number of shares outstanding - basic	28,574	27,051	27,433	24,333
Weighted average number of shares outstanding - dilutive	28,618	27,051	27,449	27,747

BOVIE MEDICAL CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except share and per share data)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$14,456	$11,805
Restricted cash	779	839
Trade accounts receivable, net	4,733	2,925
Inventories, net	6,158	5,957
Prepaid expenses and other current assets	413	516
Total current assets	26,539	22,042
Property and equipment, net	6,449	6,810
Brand name and trademark	1,510	1,510
Purchased technology and license rights, net	215	323
Goodwill	185	185
Deposits	109	123
Deferred tax asset	—	25
Other assets	103	430
Total assets	$35,110	$31,448

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,606	$1,214
Accrued payroll	419	321
Accrued vacation	404	228
Current portion of mortgage note payable	239	239
Accrued and other liabilities	2,604	2,119
Total current liabilities	5,272	4,121
Mortgage note payable, net of current portion	2,694	2,934
Note payable	140	140
Deferred rents	14	18
Deferred tax liability	564	564
Derivative liabilities	203	267
Total liabilities	8,887	8,044
EQUITY
Series A 6% convertible preferred stock, par value $0.001; 3,500,000 shares authorized, zero issued and outstanding as of December 31, 2016 and December 31, 2015	—	—
STOCKHOLDERS' EQUITY
Series B convertible preferred stock, $0.001 par value; 3,588,139 authorized and 975,639 issued and outstanding as of December 31, 2016 and 3,588,139 authorized and 1,975,639 issued and outstanding as of December 31, 2015, respectively	1	2
Common stock, $0.001 par value; 40,000,000 shares authorized; 31,002,832 issued and 30,859,753 outstanding as of December 31, 2016 and 27,194,251 issued and 27,051,172 outstanding as of December 31, 2015, respectively	31	27
Additional paid-in capital	49,625	42,859
Accumulated deficit	(23,434)	(19,484)
Total stockholders' equity	26,223	23,404
Total liabilities and stockholders' equity	$35,110	$31,448

BOVIE MEDICAL CORPORATION RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net loss GAAP Basis	$(523)	$(1,410)	$(3,950)	$(5,370)
Accretion on convertible preferred stock	—	—	—	(222)
Gain on conversion of warrants and Series A convertible preferred to Series B convertible preferred stock	—	—	—	13,956
Net (loss) income attributable to common shareholders	$(523)	$(1,410)	$(3,950)	$8,364
Net (loss) income per share - basic (GAAP basis)	$(0.02)	$(0.05)	$(0.14)	$0.34

Other non-GAAP adjustments:
(Gain) loss on change in fair value of derivative liabilities	$(620)	$1	$(64)	$(1,799)
Accretion on convertible preferred shares	—	—	—	222
Gain on conversion of warrants and Series A convertible preferred to Series B convertible preferred stock	—	—	—	(13,956)
Adjusted non-GAAP net loss	$(1,143)	$(1,409)	$(4,014)	$(7,169)

Income/(loss) per share - basic on:	$(0.02)	$—	$—	$(0.07)
Other administrative expenses	$—	$—	$—	$0.01
Gain on conversion of warrants and Series A convertible preferred to Series B convertible preferred stock	$—	$—	$—	$(0.57)
Adjusted non-GAAP net (loss) per share -basic	$(0.04)	$(0.05)	$(0.14)	$(0.29)
Adjusted non-GAAP net (loss) per share -diluted	$(0.04)	$(0.05)	$(0.15)	$(0.26)

Weighted average number of shares outstanding - basic	28,574	27,051	27,433	24,333
Weighted average number of shares outstanding - diluted	28,618	27,051	27,449	27,747